Exhibit g(1)

INVESTMENT ADVISORY AGREEMENT

     This INVESTMENT ADVISORY AGREEMENT (this “AGREEMENT”) is made effective as of the [___] day of May, 2005 by and between Kiewit Investment Fund LLLP, a Delaware limited liability limited partnership registered as a closed-end, diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 ACT”) (hereinafter called the “FUND”), and Offit Hall Capital Management LLC, a Delaware limited liability company (hereinafter called “ADVISER”), for advisory services in connection with the FUND’s investment program as set forth from time to time in the Fund’s Registration Statement on Form N-2, as amended from time to time (“REGISTRATION STATEMENT”), under the 1940 ACT and the Securities Act of 1933, as amended (the “1933 ACT”).

RECITALS

A.	THE FUND is authorized to contract with third parties for investment advisory services.

B.	ADVISER is regularly engaged in the practice of rendering investment advisory services and is prepared to render investment advice with respect to the Fund’s investment program.

C.	THE FUND wishes to retain ADVISER to provide investment advisory services and ADVISER desires to perform such investment advisory services.

AGREEMENT

     In consideration of the above recitals and the promises set forth in this AGREEMENT, the parties hereby agree as follows:

1.	APPOINTMENT

The FUND hereby appoints and designates ADVISER as discretionary investment adviser for the purpose of developing, implementing and supervising the FUND’S investment objective and investment strategies and developing, implementing and participating in the supervision of the Fund’s investment restrictions (the “PROGRAM”) on terms and conditions set forth in this AGREEMENT (the “SERVICES”). The FUND understands and agrees that the SERVICES will be based on the PROGRAM as described in the REGISTRATION STATEMENT, as such may be amended or supplemented from time to time; provided that the FUND will not materially change the PROGRAM without prior written notice to the ADVISER.

2.	ACCEPTANCE OF APPOINTMENT

ADVISER hereby accepts the appointment as investment adviser of the FUND pursuant to the terms and conditions set forth in this AGREEMENT.

3.	POWERS, RIGHTS, AND DUTIES OF INVESTMENT ADVISER

(a)	In providing the SERVICES, ADVISER may select one or more sub-advisers (each a “SUB-ADVISER”), or recommend to the BOARD that the FUND do so, to invest part of the FUND’s assets directly, and/or may invest the FUND’s assets in one or more portfolio investment funds (each, a “PORTFOLIO FUND”) directly. In furtherance thereof, ADVISER shall have such power of attorney to enter into sub-investment advisory agreements (each a “SUB-ADVISORY AGREEMENT”) with SUB-ADVISERS (after proper consideration and approval by the BOARD) and subscription and/or other documents on behalf of the Fund relating to investments in PORTFOLIO FUNDS.

(b)	Except as otherwise set forth in this Agreement, ADVISER is not an agent of the FUND. ADVISER is not, and will not be, an agent of any SUB-ADVISER or PORTFOLIO FUND.

(c)	ADVISER will have such responsibilities under the COMPLIANCE PROGRAM as the Board of Directors of the Fund may reasonably request; provided that, if the Board requests ADVISER to undertake any particular responsibility with respect to the COMPLIANCE PROGRAM, and which responsibility the ADVISER does not agree to undertake, ADVISER will be deemed to have provided notice of termination in accordance with Section 8 hereof and the ADVISER will not be required to undertake such responsibility. The parties to this AGREEMENT do not intend that personnel of the ADVISER will serve as the chief executive officer, chief financial officer, or chief compliance officer of the FUND, and nothing in this AGREEMENT will be construed as an appointment of ADVISER personnel to any of these positions. ADVISER will not bear any expenses of appointment or employment of any person in these positions.

(d)	ADVISER acts as adviser to other clients and may give advice, and take action, with respect to any of those clients which may differ from the advice given, or the timing or nature of action taken, with respect to the PROGRAM so long as it is ADVISER’s allocation policy (“ALLOCATION POLICY”) to allocate investment opportunities to the PROGRAM on a fair and equitable basis relative to other clients. A copy of the ALLOCATION POLICY is attached hereto as Exhibit A, and ADVISER will provide reasonable notice to the FUND of any material changes to such POLICY. ADVISER shall not have any obligation to recommend, select or purchase, as the case may be, any SUB-ADVISER or any security of a PORTFOLIO FUND, including those which ADVISER or its principals, affiliates or employees may retain or purchase or sell for its or their own accounts or for the account of any other client, if in the professional judgment of ADVISER such SUB-ADVISER or PORTFOLIO FUND appears unsuitable, impractical or undesirable for the PROGRAM.

(e)	ADVISER, at its expense, will furnish (1) all necessary investment and management facilities, including salaries of personnel, required for it to provide the SERVICES and (2) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the SERVICES.

(f)	The parties agree that third parties (other than ADVISER) shall be contracted for primary administrative, accounting and custody services and to provide certain compliance services for the FUND. ADVISER will cooperate with such parties, including assisting in the preparation of such parties’ reports relating to the PROGRAM and the Fund. ADVISER will also cooperate with the FUND and its agents and use its best efforts to assure that the PROGRAM does not violate any investment restrictions.

(g)	ADVISER shall, at its own expense, attend all regularly scheduled meetings of the BOARD and upon reasonable notice, special or telephonic meetings of the Board. In addition, ADVISER agrees to respond to reasonable information requests and telephone inquiries of the BOARD or compliance personnel of the Fund from time to time.

(h)	ADVISER shall (1) maintain such books and records of ADVISER relating to the FUND and the PROGRAM as required by the 1940 ACT and the ADVISERS ACT and the Rules and Regulations thereunder, (2) provide such information to the FUND as the FUND determines necessary from time to time in order for the FUND to comply with the 1940 ACT, the PROGRAM and to maintain the effectiveness of the REGISTRATION STATEMENT, and (3) comply with ADVISER’s obligations as a service provider to the FUND in accordance with the COMPLIANCE PROGRAM.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUND

The FUND represents, warrants and covenants that:

(a)	this AGREEMENT has been duly authorized, executed and delivered by the FUND and constitutes its legal, valid and binding obligation;

(b)	no further governmental authorizations, approvals, consents or filings are required in connection with the execution, delivery or performance of this AGREEMENT by the FUND; and

(c)	it shall provide such information that is reasonably necessary or appropriate for ADVISER to render the SERVICES hereunder upon reasonable request and, in particular, agrees to notify ADVISER in writing in the event of any changes, revisions or amendments to the REGISTRATION STATEMENT or the GUIDELINES that could be expected to materially affect the SERVICES.

5.	REPRESENTATIONS AND WARRANTIES OF ADVISER

ADVISER represents and warrants as follows:

(a)	the information provided by the ADVISER to be set forth in the REGISTRATION STATEMENT regarding the ADVISER is true and correct on the date hereof and will be true and correct on any date that the Fund offers limited partnership interests, provided that the FUND amends or changes such information only after providing to ADVISER a reasonable opportunity to review any such amendments or changes;

(b)	this AGREEMENT has been duly authorized, executed and delivered by ADVISER and constitutes its legal, valid and binding obligation;

(c)	ADVISER is registered as an Investment Adviser under the Investment Advisers Act of 1940, as amended (the “ADVISERS ACT”), and under the laws of any jurisdiction in which ADVISER is required to be registered as an investment adviser, and shall take all actions necessary to remain duly registered. In accordance with ADVISERS ACT Rule 204-3, ADVISER has more than 48 hours prior to the execution of this AGREEMENT delivered to the FUND a copy of Part II of ADVISER’s Form ADV;

(d)	ADVISER has completed, obtained or performed all other acts, registrations, filings, approvals, authorizations, consents or examinations necessary as a condition of its discharging its responsibilities under this AGREEMENT, and ADVISER will deliver to the FUND such evidence of this compliance as the FUND may from time to time reasonably require;

(e)	ADVISER has not received notice of any pending litigation, investigation or proceeding of or before any arbitrator, court or governmental authority, agency or body and is not aware of any such litigation, investigation or proceeding that has been threatened by or against ADVISER or any of its employees that could reasonably be expected to have a material and adverse effect on ADVISER’s ability to perform under this AGREEMENT or that is required to be disclosed in the REGISTRATION STATEMENT; and

(f)	ADVISER has all requisite limited liability company power to carry on its business as it is being conducted and to carry out its duties and obligations hereunder and holds all licenses, registrations, franchises, approvals, authorizations or permits material to its business including performance of its duties and obligations hereunder.

6.	COVENANTS OF ADVISER

(a)	When acting pursuant to this AGREEMENT, ADVISER shall conform to, and act in accordance with, any requirements imposed by: (1) the provisions of the 1940 ACT and the ADVISERS ACT, and all applicable rules and regulations under the 1940 ACT and the ADVISERS ACT; (2) any other applicable provisions of law; (3) the provisions of the Amended and Restated Agreement of Limited Partnership of the FUND (the “PARTNERSHIP AGREEMENT”) and By-laws of the FUND, as such documents may be amended from time to time; (4) the PROGRAM, investment objective and investment restrictions of the FUND as set forth in the REGISTRATION STATEMENT; and (5) any policies and determinations of the BOARD that are in accordance with this Agreement.

(b)	ADVISER agrees to fully cooperate in any regulatory investigation, examination, or inspection of the FUND.

(c)	ADVISER acknowledges that the provisions of the 1940 ACT will apply to this Agreement and any SUB-ADVISORY AGREEMENT to manage a portion of the FUND’s assets. As a result, ADVISER agrees to act on the FUND’s behalf to provide reasonable assistance to the FUND such that any SUB-ADVISORY AGREEMENT in form complies with the 1940 ACT and the rules and regulations thereunder, including without limitation Section 15(a) (relating to required approvals) and Section 17(h) (relating to prohibited indemnification), and provides in substance for the terms and conditions of this Section 6 (other than this paragraph (c)). In addition, prior to selecting, recommending or purchasing securities of, as the case may be, any SUB-ADVISER or PORTFOLIO FUND, ADVISER will (1) conduct due diligence designed to provide reasonable assurance that the FUND will not violate Section 9 of the 1940 ACT as a result of retaining or investing in, as the case may be, any such SUB-ADVISER or PORTFOLIO FUND or (2) in the case of a SUB-ADVISER, provide reasonable assistance to the FUND in requiring such SUB-ADVISER, in managing the FUND’s assets, will be required to (A) agree to any investment restrictions required by the PROGRAM, applicable law or as the FUND determines appropriate, (B) provide such information to the FUND as the FUND determines necessary from time to time in order for the Fund to comply with the 1940 ACT, the PROGRAM and to maintain the effectiveness of the REGISTRATION STATEMENT and (C) agree to comply with its obligations as a service provider to the FUND in accordance with Rule 38a-1 of the Rules and Regulation under the 1940 ACT.

(d)	ADVISER shall promptly notify THE FUND in the event that (1) ADVISER becomes aware of any event that makes any statement of a material fact relating to the ADVISER in the REGISTRATION STATEMENT or any prospectus contained therein (“PROSPECTUS”) (or any amendment or supplement to any of the foregoing) untrue or which requires the making of any additions to or changes in the REGISTRATION STATEMENT or the PROSPECTUS (or any amendment or supplement to any of the foregoing) in order to state a material fact relating to the ADVISER required by the 1933 ACT, the 1940 ACT or the rules and regulations under the 1933 ACT or the 1940 ACT to be stated therein or necessary in order to make the statements relating to the ADVISER therein (in the case of the PROSPECTUS, in the light of the circumstances under which they were made), not misleading or of the necessity to amend or supplement the REGISTRATION STATEMENT or the PROSPECTUS (or any amendment or supplement to any of the foregoing) to comply with the 1933 ACT, the 1940 ACT, or the rules and regulations under the 1933 ACT or the 1940 ACT or any other law or order of any court or regulatory body; or (2) it (A) receives notice from any governmental authority, agency or body of its ceasing to have maintained its required status as a registered investment adviser; (B) receives notice that a governmental authority, agency or body intends to investigate it under the ADVISERS ACT other than any routine examination or any other proceeding in the ordinary course of business; (C) will cease to be a registered investment adviser under the ADVISERS ACT; and (D) becomes aware of the commencement by any governmental, regulatory or law enforcement authority, agency or body of any investigation, examination or other proceeding directly involving ADVISER, its members, managers, officers or employees, that would affect ADVISER’s ability to perform SERVICES under this AGREEMENT.

(e)	ADVISER shall promptly notify the FUND of (1) any change in the investment professionals of the ADVISER providing services to the FUND hereunder; (2) any prospective change in approach to ADVISER’S management of the PROGRAM; and (3) any other material change in ADVISER’S business activities or circumstances that could reasonably be expected to adversely affect ADVISER’s ability to discharge its obligations under this AGREEMENT, including changes materially and adversely affecting ADVISER’S equity capital.

(f)	At the FUND’s request, ADVISER shall provide copies of its books and records relating to the FUND and the PROGRAM to the FUND.

7.	COMPENSATION

(a)	The FUND shall pay ADVISER a quarterly fee for providing the SERVICES. The fee payable to ADVISER for the SERVICES shall be calculated and paid in accordance with the Schedule of Fees attached hereto as Exhibit B, which may be modified only by written agreement between the FUND and ADVISER. The

FUND and ADVISER will agree as to the asset class in which a new SUB-ADVISER or PORTFOLIO FUND will be placed for purposes of calculating this fee prior to ADVISER’s billing for this investment, which agreement will not be unreasonably withheld by either party. The FUND shall pay ADVISER this fee within thirty (30) days of the FUND’s receipt of a written invoice from ADVISER. In addition, ADVISER will be reimbursed for: (1) reasonable out-of-pocket expenses (including travel expenses) incurred in making informational presentations in respect of the PROGRAM to groups of persons eligible to participate in the PROGRAM at the request of the FUND; (2) other extraordinary expenses (including travel expenses); (3) fees of counsel to the FUND incurred by ADVISER in the investigation or due diligence of any SUB-ADVISER or PORTFOLIO FUND; and (4) any other expenses agreed upon by ADVISER and the FUND. Travel expenses incurred by ADVISER in attending regularly scheduled BOARD meetings will not be considered reimbursable expenses.

(b)	The FUND understands and agrees that any compensation paid to any SUB-ADVISER or PORTFOLIO FUND is separate from, and shall not offset, the compensation payable to ADVISER under this AGREEMENT.

8.	TERM AND TERMINATION

(a)	The term of this AGREEMENT shall begin at the commencement of business on the effective date of this AGREEMENT.

(b)	This AGREEMENT shall continue in effect for a period of two years. Thereafter, if not terminated, this AGREEMENT shall continue in effect with respect to for successive periods of 12 months; provided that such continuance is specifically approved at least annually by either (1) the vote of a majority of the BOARD cast in person at a meeting called for the purpose of voting on such approval or (2) the vote of a majority of the outstanding voting securities of the FUND at the time outstanding and entitled to vote. Notwithstanding the foregoing, this AGREEMENT may be terminated by the FUND at any time, without the payment of any penalty, by the BOARD or by vote of a majority of the outstanding voting securities of the FUND on sixty days’ written notice to the ADVISER. This AGREEMENT will also immediately terminate in the event of its assignment. (As used in this AGREEMENT, the terms “majority of the outstanding voting securities,” and “assignment” shall have the meanings provided such terms in the 1940 ACT and the rules and regulations under the 1940 ACT.)

(c)	This AGREEMENT may only be terminated by the ADVISER upon 6 months prior written notice.

(d)	Upon receipt of notice of termination (in accordance with Section 17), ADVISER shall immediately cease rendering the SERVICES except as necessary to provide an orderly transition of the SERVICES to a replacement adviser; provided that (i)

ADVISER shall continue to be compensated under this AGREEMENT until the effective date of such termination.

(e)	Notwithstanding any termination of this AGREEMENT, ADVISER’s obligations under (1) Section 3(h)(2) and (3) shall continue for a period of one year after termination and (ii) under Section 3(h)(1) and Sections 6(b) and (f) shall continue for the relevant period set forth in Rule 204-2(e) under the ADVISERS ACT.

9.	ASSIGNMENT

This AGREEMENT may not be assigned by either party hereto without the prior written consent of the other party hereto.

10.	CONFIDENTIALITY

(a)	Notwithstanding any other provision contained herein, at no time shall the FUND use or divulge proprietary information of ADVISER or of any client of or vendor to ADVISER, including but not limited to information related to how ADVISER identifies, researches and analyzes potential SUB-ADVISERS and PORTFOLIO FUNDS, unless such disclosure is required by federal or state regulatory authorities or by legal process; provided, however, that the FUND may disclose to parties such as accountants and lawyers retained by the FUND such information as it in good faith deems necessary in order to comply with applicable laws, rules and regulations; and provided that the FUND may use such information for the purposes contemplated by this AGREEMENT. Before disclosure to federal or state regulatory authorities, the FUND, unless prohibited by law and except for information requested by a regulatory agency in the course of a routine examination, will, if possible, notify ADVISER of the information to be disclosed and the party to whom such information will be disclosed. The FUND understands and agrees that such proprietary information shall at all times remain the sole property of the ADVISER, its clients or its vendors. For purposes hereof, “proprietary information” shall not include information which: (1) was or becomes generally available to the public other than as a result of a disclosure by the FUND; (2) was or becomes available to the FUND on a non-confidential basis prior to its disclosure hereunder, provided that the source of the information is not known by the FUND to be bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (3) was independently developed by the FUND without the use of any proprietary information.

(b)	All information concerning the operation and investments of the FUND and of the PROGRAM shall be kept in strict confidence by ADVISER both before and after the termination of this AGREEMENT, except as authorized in writing by the FUND, or if such disclosure is required by federal or state regulatory authorities or by legal process, provided, however, that ADVISER may disclose to parties such as accountants and lawyers retained by ADVISER such information as it in good faith deems necessary in order to carry out its obligations pursuant to this AGREEMENT or to comply with applicable laws, rules and regulations. Before disclosure to federal or state regulatory authorities, ADVISER, unless prohibited by law and except for information requested by a regulatory agency in the course of a routine examination, will, if possible, notify the FUND of the information to be disclosed and the party to whom such information will be disclosed.

11.	INDEMNIFICATION

(a)	ADVISER (1) shall indemnify, hold harmless and defend the FUND and its directors, officers, employees(including directors or officers who serve at the FUND’s request as directors, officers, members, partners or trustees of another organization in which the FUND has any interest as a stockholder, creditor or otherwise), general partner, distributor of Units (if any) or any of their respective affiliates, shareholders, officers, directors, partners, employees, agents and representatives (each an “ INDEMNIFIED FUND PERSON”) against any and all loss, liability, claim, damage, and expense, that INDEMNIFIED FUND PERSONs may incur at law or in equity or otherwise; and (2) will reimburse any INDEMNIFIED FUND PERSON for any legal or other out-of-pocket expenses reasonably incurred by he, she or it in connection with investigating any claim against he, she or it and defending (unless ADVISER has assumed such defense) any action; insofar as such loss, claim, damage, expense, liability, or action arises out of ADVISER’S acting with willful misfeasance, bad faith or gross negligence in the performance of its duties under this AGREEMENT or applicable law. If any action is brought against an INDEMNIFIED FUND PERSON in respect of which indemnity may be sought against ADVISER, such INDEMNIFIED FUND PERSON shall give ADVISER prompt written notice of any such claim or action, authorize ADVISER to participate in the defense and settlement of any such claim or action, and cooperate with ADVISER, at ADVISER’S reasonable request and expense, in defending or settling any such claim or action. Notwithstanding the foregoing, the delivery of notice promptly by an INDEMNIFIED FUND PERSON shall not be a condition precedent to any liability of the ADVISER under Section 11 unless the failure to give such prompt notice prejudices the ADVISER.

(b)	The FUND (1) shall indemnify, hold harmless and defend the ADVISER and its directors, officers, employees, managers and members (each an ‘INDEMNIFIED ADVISER PERSON”) against any and all loss, liability, claim, damage, and expense, that INDEMNIFIED ADVISER PERSONs may incur at law or in equity or otherwise; and (2) will reimburse any INDEMNIFIED ADVISER PERSON for any legal or other out-of-pocket expenses reasonably incurred by he, she or it in connection with investigating any claim against he, she or it and defending (unless the FUND has assumed such defense) any action; insofar as such loss, claim, damage, expense, liability, or action arises out of the FUND’s acting with willful misfeasance, bad faith or gross negligence in the performance of its duties under this AGREEMENT or applicable law. If any action is brought against an INDEMNIFIED ADVISER PERSON in respect of which indemnity may be sought against the FUND, such INDEMNIFIED ADVISER PERSON shall give FUND prompt written notice of any such claim or action, authorize the FUND to participate in the defense and settlement of any such claim or action, and cooperate with the FUND, at the FUND’s reasonable request and expense, in defending or settling any such claim or action. Notwithstanding the foregoing, the delivery of notice promptly by an INDEMNIFIED ADVISER PERSON shall not be a condition precedent to any liability of the FUND under Section 11 unless the failure to give such prompt notice prejudices the FUND.

12.	SEVERABILITY

To the extent that any provision of this AGREEMENT is determined to be illegal, unenforceable or void, this AGREEMENT shall continue without such provision and shall be construed as if such provision were not contained herein subject to compliance with the 1940 ACT and other applicable law.

13.	WAIVER OF BREACH

The waiver by any party to this AGREEMENT of a breach of any provision of this AGREEMENT shall not operate or be construed as a waiver of any subsequent breach.

14.	ENTIRE AGREEMENT; MODIFICATION

This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior documents, understandings and agreements with respect thereto. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this AGREEMENT shall be effective unless in writing specifically referring to the affected provisions of this AGREEMENT and signed by an authorized officer or other person of each party hereto.

15.	APPLICABLE LAW.

This AGREEMENT shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

16.	COUNTERPARTS

This AGREEMENT may be executed and delivered by original signature or facsimile, and in one or more counterparts, each of which will be deemed to be an original copy of this AGREEMENT and all of which, when taken together, will be deemed to constitute one and the same agreement.

17.	NOTICES

Unless otherwise specified in this AGREEMENT, notice will be in writing and be deemed to have been given (1) when received, if delivered in person, (2) 3 days after the date of mailing by certified or registered mail; (3) the day after delivery to Federal Express or similar overnight courier; or (4) the date of transmission on a business day, or on the first business day following transmission if transmitted on a non-business day, by facsimile or electronic mail transmission with confirmation of receipt. The addresses for notices are as follows:

To THE FUND:
J.P. Morgan Investor Services Co. Attn: Legal Department re: Kiewit Investment Fund LLLP 73 Tremont Street, 11th Floor Boston, MA 02108 Facsimile: (617) 557-8826 E-mail: gregory.pickard@jpmorgan.com

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street, 31st Floor Boston, MA 02108 Attention: Thomas A. DeCapo 617-573-4814 Facsimile: 617-573-4822 E-mail: tdecapo@skadden.com

To ADVISER:	Offit Hall Capital Management LLC Attn: Kathryn A. Hall One Maritime Plaza Fifth Floor San Francisco, CA 94111 (415) 288-0544 Facsimile: (415) 288-0543

Either party may change the address for notices or other communications to it by written notice to the other stating the new address.

     IN WITNESS WHEREOF, the parties have caused this Investment Advisory Agreement to be executed as of the day and year first above written.

KIEWIT INVESTMENT FUND LLLP By:

By:

Name:
Title:

OFFIT HALL CAPITAL MANAGEMENT LLC

By:

Name:	Kathryn A. Hall
Title:	Co-Chief Executive Officer and Chief Investment Officer

EXHIBIT A

Current Allocation Policies and Procedures of ADVISOR

OFFIT HALL ALLOCATION POLICY & PROCEDURES

Offit Hall seeks to allocate investment opportunities to its clients in a manner consistent with the firm’s fiduciary duties as an investment adviser. This policy is designed to ensure that investment opportunities are allocated in a fair and equitable manner taking into consideration each client’s investment objectives, restrictions or policies. The purpose of these procedures is to provide reasonable assurances that no individual client would be systematically advantaged or disadvantaged by the manner in which we recommend investments for client portfolios, or by our making recommendations that put the firm’s interests ahead of our client’s interests. Accordingly, the allocation process at Offit Hall begins with an assessment of each client’s portfolio(s) to determine whether a particular investment is suitable and appropriate in light of the portfolio’s objectives and guidelines, asset allocation and other constraints and considerations.

All Managing Directors who oversee client relationships and have direct responsibility for making portfolio recommendations for clients regularly provide information on proposed portfolio investments. These indications of interest in proposed investments are tracked in an internal system so that Offit Hall can track how many clients are on the “indication list” to invest with any particular manager. Due to the nature of the investment opportunities that Offit Hall recommends to clients (i.e., recommendations to invest with other advisers or to invest in other advisers’ hedge funds, or private equity funds), such opportunities typically fall into two categories: allocations constrained by the adviser’s capacity limitations and allocations not so constrained. For example, a constrained capacity situation might exist where a manager indicates to Offit Hall that it will have $15 million in capacity for new subscriptions the following quarter, but the “indication list” shows that we have a $35 million aggregate interest from our clients in that manager. In this situation, the capacity is “constrained” by demand exceeding the supply.

Pro-Rata Allocations and Exceptions to the General Policy

The starting presumption for a constrained allocation is to make a pro-rata allocation across all client portfolios for which that particular investment is suitable and appropriate and that have expressed interest (through the “indication list”) in that investment. In general, in such circumstances, investment recommendations are made so as to allocate the opportunity pro-rata among all client portfolios for which the recommendation is deemed to be a suitable and appropriate investment. However, in many cases a straight pro rata allocation is not possible. For example, a venture capital manager may give us $5M of capacity with the stipulation that the minimum investment they will accept is $1M. In that case, if there are ten clients that would like to invest it is not possible to simply allocate $500,000 to each client. In these cases where capacity is constrained, with managers who are not easily substitutable for another manager, decisions are made on a portfolio-by-portfolio basis. The Chief Investment Officer, in conjunction with input from Director of Research and Director of Investment Advisory Services, allocates constrained capacity in such situations by taking into account factors such as which investments are most suitable for these specific client portfolios, fairness to other client accounts, and whether other opportunities may be arising in the future that will satisfy those other clients’ needs. Allocations for constrained capacity are typically done quarterly, to match the investment windows of the underlying managers. However, especially in the case of private investments, capacity is often made available on short notice, so these allocations are made on an “as needed” basis.

Some managers view the individual clients of Offit Hall as their client; other managers view Offit Hall as the client. For those managers who view the individual clients of Offit Hall as the client, the manager may make the allocation decision, and in these cases some clients may receive larger allocations or allocations where other clients do not. For instance, a manager may choose to give preference to existing clients. In other cases, a manager may choose to give preference to a client viewed as a “strategic investor” from the manager’s perspective.

Indications of interest by our funds of funds are treated within the allocation decision process, described above, in the same manner as those of advisory clients.

The Director of Research, Director of Investment Advisory Services, as well as other Offit Hall personnel, provide input and guidance into the allocation process but the final allocation decision resides with Kathryn A. Hall, Chief Investment Officer.

EXHIBIT B

Schedule of Fees

THE FUND shall pay the ADVISER an advisory fee equal to the net asset value of THE FUND’s assets invested in each of the following asset classes multiplied by the annualized rates set forth below, as determined at the end of each calendar quarter:

Asset Class	Annualized Fee Rate
Cash and fixed income	0.125%

Passive U.S. equity (i.e., index investing)	0.125%

Active U.S. equity	0.50%

Active non-U.S. equity	0.50%

Alternative Asset Portfolio Funds	0.55%